Exhibit 99.1
Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2008 Operating Results

NORTH MIAMI BEACH, FL; November 4, 2008 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers announced today its financial results for the three months and nine months ended September 30, 2008.

Financial Highlights

Funds From Operations (FFO) for the three months ended September 30, 2008 was a loss of $9.8 million, or a loss of $0.13 per diluted share, and for the nine months ended September 30, 2008 was $46.1 million, or $0.63 per diluted share.

Excluding a non-cash impairment charge of $32.7 million related to the company’s investment in DIM Vastgoed, N.V. (DIM), FFO for the three months ended September 30, 2008 was $22.9 million, or $0.31 per diluted share, compared to FFO of $22.2 million, or $0.30 per diluted share, for the same period in 2007.  For the nine months ended September 30, 2008, FFO excluding the DIM non-cash impairment was $78.8 million, or $1.07 per diluted share, compared to $77.1 million, or $1.04 per diluted share, for the same period in 2007.  There were no similar impairment charges for the three and nine month 2007 periods.

Net loss for the 2008 quarter was $21.4 million, or $0.29 per diluted share, compared to income of $10.7 million or $0.14 per diluted share, for the same period in 2007.  Net income for the nine months ended September 30, 2008 was $28.9 million, or $0.39 per diluted share, compared to $43.6 million, or $0.59 per diluted share for the same period in 2007.  Net income for the nine months ended September 30, 2008 included gains on sales of $18.5 million compared to $2.0 million for the same period in 2007.

Impairment of Investment in DIM

The losses in FFO and net income for the third quarter resulted from a non-cash impairment charge of $32.7 million recorded against the company’s investment in DIM.  At September 30, 2008, Equity One owned approximately 3.8 million shares, or 46.5% of the outstanding shares of DIM with a market value of $46.6 million. Subsequent to the end of the quarter, the company determined that the decline in DIM’s fair value was other-than-temporary as a result of recent market conditions.

At September 30, 2008, DIM owned 20 shopping centers in the Southeastern U.S. with portfolio occupancy of 94.9%.  The portfolio is financed with approximately $263 million of individual non-recourse mortgage loans, with more than 80% of the debt extending beyond 2011.  On October 14, 2008, DIM reiterated its 2008 “direct results” earnings guidance, as reported under International Financial Reporting Standards, and its anticipated annual dividend of $1.00 per share.

Operating Highlights

For the three months ended September 30, 2008, same-property net operating income remained unchanged compared to the same period in 2007.  At September 30, 2008, the company’s core operating portfolio occupancy was 92.3%, down 40 basis points on a same-property basis as compared to June 30, 2008 and down 110 basis points as compared to September 30, 2007.

During the third quarter, the company executed 45 new leases totaling 104,202 square feet at an average rental rate of $22.65 per square foot, representing a 22.0% increase over prior rents on a same-space cash basis.  Also during the third quarter, the company renewed 81 leases for 152,131 square feet for an average rental rate increase of 7.8% to $17.36 per square foot on a cash basis.  In addition, the company renewed 20 leases for 184,505 square feet subject to tenant renewal option for an average rental rate increase of 8.6% to $8.61 per square foot on a cash basis.

Development and Redevelopment Activities

At September 30, 2008, the company had approximately $58.7 million of development projects and approximately $14.6 million of redevelopment projects underway.  The estimated remaining cost to complete these projects was approximately $26.0 million.

Joint Ventures

During the three months ended September 30, 2008, the company’s joint venture with an affiliate of DRA Advisors completed the acquisition of a portfolio of three properties comprising one office building and two neighborhood shopping centers totaling approximately 503,000 square feet of GLA for $53.0 million.  Equity One owns a 20% interest in that joint venture.

Balance Sheet Highlights

At September 30, 2008, the company’s total market capitalization equaled $2.6 billion, comprising 76.2 million shares of common stock (on a diluted basis) valued at $1.6 billion, and $1.0 billion of net debt (excluding any unamortized fair market debt premium/discount and net of cash).  Its ratio of net debt to total market capitalization was 39.5% and its ratio of net debt to gross real estate and securities investments was 47.4%.

During the quarter, Equity One completed a public offering and a concurrent private placement of common stock, raising net cash proceeds of approximately $54.7 million.  The company also obtained a $65 million 10-year mortgage loan secured by Sheridan Plaza and bearing interest at a fixed rate of 6.25%, generating $62.5 in net cash proceeds.

During the three months ended September 30, 2008, the company purchased $29.3 million of its unsecured senior notes with varying maturities, generating a gain on the early extinguishment of debt of $2.1 million.

Subsequent to quarter end, Equity One amended and restated its credit agreement with a syndicate of banks to provide for a $227 million unsecured revolving credit facility.  Commitments under the agreement may be increased up to a total of $400 million subject to certain terms and conditions.  The facility expires on October 17, 2011, with a one-year extension option.

FFO and Earnings Guidance

The company is updating its 2008 FFO and earnings guidance.  FFO per diluted share excluding the DIM non-cash impairment is expected to be $1.34 to $1.37 for the year ending December 31, 2008.  This compares to Equity One’s previous FFO guidance of $1.36 - $1.40 per diluted share.  The lower FFO guidance is a result of a more difficult leasing environment and dilution related to our cash and short-term securities holdings. The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share for the full year 2008, both including and excluding impairment losses related to DIM:

	Low	High
Estimated net income per diluted share	$0.56	$0.58
Adjustments:
Rental property depreciation and amortization	0.61	0.61
Pro rata share of JV property depreciation and amortization	0.01	0.01
Minority interest	0.00	0.00
Gain on sales of depreciable real estate	(0.28)	(0.27)
Estimated Funds from Operations (FFO) per diluted share	0.90	0.93

DIM non-cash impairment (1)	0.44	0.44
Estimated Funds From Operations (FFO) per diluted share, excluding the DIM non-cash impairment	$1.34	$1.37

(1) DIM non-cash impairment charge as of September 30, 2008.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, November 5, 2008, at 9:00 a.m. EST to review the 2008 third quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing 888-679-8038 (U.S./Canada) or 617-213-4850 (international) using pass code 37755248.  The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review.  You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 44075693 through November 12, 2008.

FOR ADDITIONAL INFORMATION

For a copy of our third quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2008, Equity One owned or had interests in 162 properties, consisting of 146 shopping centers comprising approximately 16.0 million square feet, six projects in development/redevelopment, six non-retail properties, and four parcels of land.  Equity One currently owns a 10% interest in a joint venture with the Global Retail Investors LLC the GRI Venture which owns eight neighborhood shopping centers totaling approximately 1.2 million square feet of GLA as of September 30, 2008.  Additionally, Equity One currently owns a 20% interest in a venture with an affiliate of DRA Advisors LLC which owns one office building and two neighborhood shopping centers totaling approximately 503,000 square feet of GLA as of September 30, 2008.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(In thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Properties:
Income producing	$1,882,885	$2,047,993
Less: accumulated depreciation	(188,048)	(172,651)
Income-producing property, net	1,694,837	1,875,342
Construction in progress and land held for development	77,553	81,574
Properties held for sale	21,950	323
Properties, net	1,794,340	1,957,239

Cash and cash equivalents	55,950	1,313
Cash held in escrow	-	54,460
Accounts and other receivables, net	15,596	14,148
Investment and advances in real estate joint ventures	11,141	-
Securities	167,392	72,299
Goodwill	12,385	12,496
Other assets	65,159	62,429
TOTAL ASSETS	$2,121,963	$2,174,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$381,410	$397,112
Mortgage notes payable related to properties held for sale	13,507	-
Unsecured revolving credit facilities	4,049	37,000
Unsecured senior notes payable	677,147	744,685
	1,076,113	1,178,797
Unamortized/unaccreted premium/discount on notes payable	5,975	10,042
Total notes payable	1,082,088	1,188,839
Other liabilities
Accounts payable and accrued expenses	68,011	30,499
Tenant security deposits	8,895	9,685
Other liabilities	16,644	28,440
Total liabilities	1,175,638	1,257,463
Minority interest	989	989

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-

Common stock, $0.01 par value – 100,000 shares authorized 76,069 and 73,300 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	761	733
Additional paid-in capital	965,877	906,174
(Distributions in excess of earnings) retained earnings	(19,746)	17,987
Accumulated other comprehensive loss	(1,556)	(8,962)
Total stockholders’ equity	945,336	915,932
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,121,963	$2,174,384

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the three and nine months ended September 30, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUE:
Minimum rent	$44,337	$47,565	$139,153	$141,891
Expense recoveries	11,863	13,792	38,633	40,740
Percentage rent	190	183	1,803	1,816
Management and leasing services	326	103	1,323	1,089
Total revenue	56,716	61,643	180,912	185,536
COSTS AND EXPENSES:
Property operating	14,881	15,849	46,985	46,187
Rental property depreciation and amortization	11,268	11,415	34,702	33,959
General and administrative	7,915	5,679	22,270	21,813
Total costs and expenses	34,064	32,943	103,957	101,959
INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	22,652	28,700	76,955	83,577

OTHER INCOME AND EXPENSE:
Investment income	1,273	189	8,135	6,940
Equity in income in unconsolidated joint ventures	74	-	244	-
Other income	626	27	714	267
Interest expense	(15,182)	(16,930)	(46,577)	(49,556)
Amortization of deferred financing fees	(420)	(426)	(1,268)	(1,234)
Other-than-temporary impairment loss on available for sale securities	(32,688)	-	(32,688)	-
(Loss) on sale of fixed assets	-	-	-	(283)
Gain on sale of real estate	57	407	18,513	1,991
Gain on extinguishment of debt	2,298	-	5,374	-
(LOSS) INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	(21,310)	11,967	29,402	41,702
Minority interest	(28)	(28)	(84)	(84)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(21,338)	11,939	29,318	41,618

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	12	(1,528)	110	(41)
(Loss) gain on disposal of income-producing properties	(69)	254	(552)	1,975
(Loss) income from discontinued operations	(57)	(1,274)	(442)	1,934
NET INCOME	$(21,395)	$10,665	$28,876	$43,552

(LOSS) EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$(0.29)	$0.16	$0.40	$0.57
Discontinued operations	(0.00)	(0.01)	(0.01)	0.03
	$(0.29)	$0.15	$0.39	$0.60
Number of Shares Used in Computing Basic Earnings per Share	73,452	73,121	73,405	73,066

(LOSS) EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$(0.29)	$0.16	$0.40	$0.56
Discontinued operations	(0.00)	(0.02)	(0.01)	0.03
	$(0.29)	$0.14	$0.39	$0.59
Number of Shares Used in Computing Diluted Earning per Share	73,452	73,985	73,536	74,009

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income to Funds from Operations and Funds from Operations Excluding the DIM Non-Cash Impairment

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share and Funds from Operations per Diluted Share Excluding the DIM Non-Cash Impairment

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Net (loss) income	$(21,395)	$10,665	$28,876	$43,552
Adjustments:
Rental property depreciation and amortization, including discontinue operations	11,268	11,807	34,761	35,190
Gain on disposal of depreciable real estate	12	(254)	(18,003)	(1,975)
Loss on sale of fixed assets	-	-	-	283
Pro rata share of real estate depreciation from unconsolidated JV	253	-	391	-
Minority interest	28	28	84	84
Funds from operations	$(9,834)	$22,246	$46,109	$77,134

The following table reflects the reconciliation of FFO excluding the DIM non-cash impairment to net income, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Net (loss) income	$(21,395)	$10,665	$28,876	$43,552
Adjustments:
Rental property depreciation and amortization, including discontinue operations	11,268	11,807	34,761	35,190
Gain on disposal of depreciable real estate	12	(254)	(18,003)	(1,975)
Loss on sale of fixed assets	-	-	-	283
Pro rata share of real estate depreciation from unconsolidated JV	253	-	391	-
Adjustment for DIM impairment	32,688		32,688
Minority interest	28	28	84	84
Funds from operations adjusted for DIM non-cash impairment	$22,854	$22,246	$78,797	$77,134

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following tables reflect the reconciliation of FFO per diluted share, and FFO per diluted share excluding the DIM non-cash impairment, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Earnings per diluted share	$(0.29)	$0.14	$0.39	$0.59
Adjustments:
Rental property depreciation and amortization ,including discontinue operations	0.16	0.16	0.47	0.48
Gain on disposal of depreciable real estate	0.00	(0.00)	(0.24)	(0.03)
Loss on sale of fixed assets	-	-	-	0.00
Pro rata share of real estate depreciation from unconsolidated JV	0.00	-	0.01	-
Minority interest	0.00	0.00	0.00	0.00
Funds from operations per diluted share	$(0.13)	$0.30	$0.63	$1.04

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Earnings per diluted share	$(0.29)	$0.14	$0.39	$0.59
Adjustments:		-	-	-
Rental property depreciation and amortization, including discontinue operations	0.16	0.16	0.47	0.48
Gain on disposal of depreciable real estate	-	-	(0.24)	(0.03)
Loss on sale of fixed assets	-	-	-	0.00
Pro rata share of real estate depreciation from unconsolidated JV	-	-	0.01	-
Adjustment for DIM impairment	0.44	-	0.44	-
Minority interest	-	-	-	-
Funds from operations per diluted share adjusted for DIM non-cash impairment	$0.31	$0.30	$1.07	$1.04

Diluted shares used in computation:	73,619	73,985	73,536	74,009

(1)
The FFO per diluted share excluding the DIM non-cash impairment calculation takes into account additional dilution in the amount of approximately 167,000 weighted average shares of common stock equivalents, not included in the calculation of earnings per diluted share, that would have been dilutive for the three months ended September 30, 2008 if the DIM non-cash impairment had not occurred.